Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION

OF

FIRST FINANCIAL CORPORATION

            First Financial Corporation, a Texas corporation (the “Corporation”), acting through the undersigned officer, does hereby certify that:

            FIRST: August 21, 2008, at the annual meeting of shareholders at which 331,428 of the 402,058 shares of common stock, no par value per share, of the Corporation (“Common Stock”), having one vote per share, entitled to vote were present or represented at the meeting, the holders of 100% of the voting power of the Corporation present or represented at the meeting, by a vote of 331,428 shares of Common Stock for, zero shares against and zero shares abstaining, adopted a resolution to amend the Restated Articles of Incorporation of the Corporation as set forth in paragraph SECOND, below.

            SECOND: Article Four of the Restated Articles of Incorporation is amended to read in its entirety as follows:

            A.        Authorized Shares. The corporation shall have authority to issue 2,000,000 shares of capital stock, all of which shall be Class A common stock, no par value per share.

            B.         Cumulative voting for Directors. Cumulative voting is expressly prohibited. At each election of Directors, every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, only the number of shares owned by him for as many persons as there are Directors to be elected and for whose election he has a right to vote. No shareholder shall be entitled to cumulate his votes by giving one candidate as many votes as shall equal the number of such Directors multiplied by his shares, or by distributing such votes on the same principle among any number of candidates.

            C.        Preemptive Rights. No shareholder of the corporation, by reason of such stock ownership, shall have any preemptive or preferential right to purchase or subscribe to any shares of any class of stock of the corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issue of any such shares, or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such shareholder, other than such rights, if any, as the Board of Directors in its discretion from time to time may grant, and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of the corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of securities, either in whole or in part, to the existing shareholders of any class.

[Signature page follows.]

Exhibit 3.1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed in its corporate name by its duly authorized President and Chief Executive Officer as of this   22   day of August, 2008.

FIRST FINANCIAL CORPORATION

By: __/s/  David W. Mann________

         David W. Mann

         President and Chief Executive Officer